Subscription Agreement Decontaminate Inc
Unaccredited Investor

Please carefully read all instructions and the terms and conditions of our Regulation A Offering Circular dated, September 1, 2020, as filed with the Securities and Exchange Commission (the ?SEC?). The Regulation A (as amended or the ?Reg A?), was filed and is pending approval from the SEC. The Subscription Agreement must be completed and signed before this subscription for equity is considered. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Reg A Offering Circular. If you need assistance, please call your advisors or call us.

Minimum Investment
$1.00 per share of common stock
$20,000 or 20,000 shares

Your answers to the questions contained herein must be true and correct in all respects, and a false representation by you may constitute a violation of federal and state securities laws. When the Subscription Agreement is complete, the company will plan to pick up the check and subscription agreement or you may use our account with Federal Express using account number 2522 70116 and send to:
Decontaminate Inc
100 S Ashley Drive Suite 600
Tampa, Florida 33602
(727) 281-1996







Covenants and Certifications
I certify that the information contained herein is true and
correct in all material respects and may be relied on by the
Company.
Under penalties of perjury, I certify that: (i) my taxpayer identification number, address, email address, phone number and date of birth shown in this Subscription Agreement is correct and;
A.	Review of Information.  I have been furnished with and have
carefully read the Regulation A Offering Circular dated
September 1, 2020 ?Reg A? and the exhibits and any supplements attached thereto prior to making a decision to invest in the common stock equity of the company.
B.	Survival. I agree that the representations, certifications,
and agreements set forth in this Subscription Agreement shall survive the purchase and delivery of the common stock (equity).
C.	Restricted Securities.  I understand that the investment in
the equity is an illiquid investment.  In particular, I
recognize that the investment has many clearly stated risks that are listed in the Reg A and;
D.	Termination.  I agree that this subscription is and shall
be irrevocable, but my obligations hereunder will terminate if this subscription is not accepted by the Company.
E.	Miscellaneous. I represent and warrant to the Company that:
I have carefully reviewed and understand the risks of, and other considerations relating to, a purchase of equity;
I have been afforded the opportunity to obtain any information necessary to verify the accuracy of any representations or information set forth in the Reg A and have had all inquiries to the Company answered, and have been furnished all requested materials.
I have not been furnished any offering literature by the Company or any of its affiliates, associates, or agents other than the Reg A, and the documents referenced therein;
I am acquiring the equity for which I am subscribing for my own account, as principal, for investment and not with a view to the resale or distribution of all or any part of the Equity or underlying securities;
All of the information which I have furnished to the Company or which is set forth in the Subscription Agreement is correct and complete as of the date of the Subscription Agreement. If any material change in this information should occur prior to my subscription being accepted, I will immediately furnish the revised or corrected information;
I further agree to be bound by all of the terms and conditions described in the Reg A; and I am the only person with a direct or indirect interest in the equity subscribed for by the Subscription Agreement.
I am aware that no federal or state agency has reviewed or passed upon the adequacy of the offering of equity, made any finding or determination as to the fairness for investment, or any recommendation or endorsement of the equity as an investment.
I agree to indemnify and hold harmless the Company and its officers, directors, employees, agents, and affiliates from and against all damages, losses, costs, and expenses (including reasonable attorneys? fees) that they may incur by reason of the failure of the undersigned to fulfill any of the terms or conditions of this Subscription Agreement, or by reason of any breach of the representations and warranties made by the undersigned herein, or in any document provided by the undersigned to the Company.
This subscription agreement and the rights granted hereby are not transferable or assignable by me without the written consent of the Company.
If more than one person is executing this document, the obligations of each shall be joint and several and the representations and warranties contained in the Subscription Agreement shall be deemed to be made by, and be binding upon, each of these persons and his heirs, executors, administrators, successors, and assigns.
This subscription, upon acceptance by the Company, shall be binding upon my heirs, executors, administrators, successors, and assigns.
The Subscription Agreement shall be construed in accordance with and governed in all respects by the securities laws of the State of Florida without giving effect to the principles of conflicts of laws.
Any notices to be given hereunder may be given and shall be effective as follows: to the Company at its principal place of business located at 100 S Ashley Drive Suite 600, Tampa, FL
33602 and emailed to keith@decontaminate.ai; and to the Investor, at their address and email address appearing in this subscription agreement. Notices by personal delivery shall be effective upon such delivery that may be sent by a nationally-recognized overnight courier, such notice to be effective at time of delivery or attempted delivery upon production of proof of same; and notices may also be sent by registered or certified mail, return receipt requested, and shall be effective three days after mailing, upon production of proof of receipt or of attempted delivery.



BLANK SPACE


BY SIGNING, I ACKNOWLEDGE THAT I HAVE RECEIVED AND CAREFULLY
REVIEWED THE REG A OFFERING CIRCULAR DATED SEPTEMBER 1, 2020 AND
THAT I HEREBY AGREE TO BE BOUND BY THE TERMS OF THIS
SUBSCRIPTION AGREEMENT.

_______ I am a non-accredited investor. A non-accredited investor is anyone making less than $200,000 annually (less than $300,000 including a spouse) that also has a total net worth of less than $1 million when their primary residence is excluded.

Name of Subscriber
________________________________________________________________
___________

Date of Birth ________________________

Social Security Number _____________________________________


Check 1 	Married _____ Single ______ Separated _______
Divorced________


Home Address
________________________________________________________________
_____________

________________________________________________________________
_____________

________________________________________________________________
_____________

Phone Number __________________________________________

Email address____________________________________________
Signatures



      The Subscription Agreement contains various agreements, certifications, and representations by investors and should be carefully reviewed in their entirety before executing this signature page.
      I certify that I have reviewed, and I am familiar with the terms of the Subscription Agreement. I agree to be bound by all of the terms and conditions of this Subscription Agreement.

Dated:  _____________________________, 2020


Signature of Investor
________________________________________________________________

SUBSCRIPTION ACCEPTED
Decontaminate Inc, A Delaware Corporation


Signature of Company Executive


Date
1

Wells Fargo Building * 100 S Ashley Drive
Suite 600 * Tampa, Florida * 33602
decontaminate.ai * (727) 281-1996